Exhibit 2(1)(ii)
Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
June 12, 2008
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Re:	The Gabelli Utility Trust
1933 Act File No.: 333-149415
1940 Act File No.: 811-09243
Ladies and Gentlemen:
          We have acted as special Delaware counsel for The Gabelli Utility Trust, a Delaware statutory trust (the “Trust”), registered under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Delaware law arising out of the registration of up to $100 million in shares of preferred stock, $0.001 par value per share, of the Trust, covered by the Registration Statement and all amendments thereto (the “Registration Statement”), on Form N-2, relating to, among other things, the preferred shares of the Trust (each, a “Preferred Share” and collectively, the “Preferred Shares”), filed by the Trust with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the 1940 Act. Unless otherwise defined herein, capitalized terms used herein shall have meanings assigned to them in the Registration Statement. At your request, this opinion is being furnished to you.
          In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:
(a)	The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 25, 1999, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on May 28, 1999, and as further amended by the Certificate of Amendment to the Certificate

Willkie Farr & Gallagher LLP
June 12, 2008

of Trust as filed in the office of the Secretary of State October 17, 2007 (as amended, the “Certificate of Trust”);

(b)	The Agreement and Declaration of Trust, dated as of March 29, 1999, among the trustees of the Trust named therein, as amended as of May 19, 1999 (the “Trust Agreement”);

(c)	The Registration Statement;

(d)	The Bylaws of the Trust, certified as of the date hereof by an officer of the Trust (the “Bylaws”);

(e)	Resolutions adopted by the Board of Trustees of the Trust (the “Resolutions”) relating to the registration and authorization of the sale and issuance of the Preferred Shares, certified by an officer of the Trust, dated as of the date hereof;

(f)	A certificate executed by an officer of the Trust, dated as of the date hereof; and

(g)	A Certificate of Good Standing for the Trust, dated June 11, 2008, obtained from the Secretary of State.
          As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.
          Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
          For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons, other than the Trust, who are parties to the documents examined by us, (iv) that each of the parties, other than the Trust, to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due

Willkie Farr & Gallagher LLP
June 12, 2008

authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Preferred Share is to be issued by the Trust (collectively, the “Shareholders”) for such Preferred Share and the payment for such Preferred Share, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Preferred Shares are issued and sold to the Shareholders in accordance with the Trust Agreement, the Registration Statement, the Bylaws and the Resolutions (viii) upon the issuance of any Preferred Shares, including Preferred Shares which may be issued upon conversion or exercise of any other securities convertible into or exercisable for Preferred Shares, the total number of Preferred Shares issued and outstanding, and the total number of issued and outstanding shares of the applicable class or series of Preferred Shares designated pursuant to the Trust Agreement, will not exceed the total number of Preferred Shares or the number of shares of such class or series of Preferred Shares that the Trust is then authorized to issue under the Trust Agreement, and (ix) none of the Preferred Shares will be issued to a Principal Shareholder (as defined in the Trust Agreement) . We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for their contents, other than this opinion.
          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
          1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.
          2. The Preferred Shares of the Trust will represent validly issued, fully paid and nonassessable beneficial interests in the assets of the Trust.
          We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

GCK/rmc